                                                                    EXHIBIT 99.1

For Immediate Release

Contact: David Leedy
         972-586-1703
         dleedy@aviall.com


AVIALL ANNOUNCES STRONG FIRST QUARTER RESULTS OF 22 CENTS PER SHARE

         DALLAS, TEXAS May 1, 2003 -- Aviall, Inc. (NYSE: AVL) today reported financial results for the first quarter of 2003.

HIGHLIGHTS:

o Net earnings increased 58% to $7.2 million in the first quarter of 2003 versus $4.5 million in the same period last year;

o        Net sales improved to $251.5 million;

o S&A as a percentage of sales declined 430 basis points year-over-year to 10.0% in the first quarter of 2003, despite an increased provision for doubtful accounts included in the first quarter of 2003;

o ILS first quarter 2003 revenues rose by 7% over the same period in 2002 for the fifth consecutive quarter of year-over-year increases.

FIRST QUARTER RESULTS

         Aviall, Inc. net earnings for the first quarter of 2003 were $7.2 million versus net earnings of $4.5 million, or a 58% increase over the comparable 2002 period. For the first quarter of 2003, the net earnings applicable to common shareholders were $6.1 million after the effect of a convertible participating preferred paid-in-kind noncash quarterly dividend of $1.1 million. By comparison in the first quarter of 2002, there was a net loss applicable to common shareholders of $17.0 million, which takes into account a paid-in-kind noncash quarterly dividend on the convertible participating preferred stock of $1.0 million and a $20.5 million one-time, noncash "deemed dividend" related to the initial issuance in 2002 of the preferred stock. On an earnings-per-share basis (basic and diluted), the Company earned $0.22 per share in the first quarter of 2003 versus a net loss of $0.93 per share in the first quarter of 2002.

         First quarter 2003 net sales were $251.5 million compared to last year's net sales of $167.6 million. The first quarter 2002 revenue did not include approximately $40 million of T56 part sales made directly by Rolls-Royce to the U.S. military as part of the T56 transition program and for which Aviall received its full contractual margin.


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         Aviall Services' strong first quarter sales growth reflects increased sales of parts from the Rolls-Royce T56 product line, the incremental impact of new Honeywell product lines added last year, and what we believe to be continued growth in market share in our general aviation products. Despite the well-publicized downturn in the commercial airline industry, our commercial airline sales showed a small gain year-over-year as a result of new Honeywell product lines. ILS revenues rose for the fifth consecutive quarter and showed a 7% increase year-over-year.

         Gross profit of $42.3 million for the first quarter of 2003 was up $5.2 million or 14% from first quarter 2002 gross profit of $37.1 million. Gross profit as a percentage of net sales was 16.8% in the first quarter of 2003, reflecting a high proportion of lower- margin government/military T56 sales. Selling and administrative expenses increased only $1.2 million year-over-year causing S&A expense as a percentage of sales to fall 430 basis points to 10.0%. Included in the first quarter of 2003 amount is a $1.2 million provision for doubtful accounts within the commercial airline sector. Operating income margin decreased to 6.8% in the first quarter of 2003, versus 7.8% in the same quarter of 2002. Nonetheless, the operating income for the first quarter of 2003 increased by $4.1 million, or 31% to $17.1 million.

REVIEW AND OUTLOOK

         "The Company is off to a good start in 2003 and we continue to build on the increasing market share and the momentum gained from new contracts in 2002," said Paul E. Fulchino, Aviall's chairman, president and chief executive officer. "Despite the difficult aviation industry environment, earnings for the quarter solidly met our expectations largely as a result of increased military-based sales from our Rolls-Royce T56 product line; increases from new Honeywell product lines; and encouraging growth in our general aviation market share. In addition, our ILS business unit grew revenues for the fifth consecutive quarter."

         Fulchino added, "Notwithstanding the challenges facing the airline industry, Aviall will continue to push forward aggressively with its parts sales programs and business development initiatives. While we remain cautious about the quarters ahead, we are encouraged by the strength in our military and general aviation sectors, which represent nearly 80% of our revenues. As we continue our growth in these markets and pursue new opportunities, we are confident that Aviall's actions in response to the airline industry restructuring and world events will minimize the effect on Aviall's solid progress."


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         Aviall will host a conference call on Thursday, May 1, 2003, at 11 a.m.
ET. The conference call can be accessed by calling (888) 323-5254 (toll free) or
(630) 395-0031 (toll) and reference passcode: Aviall and leader: David Leedy. A replay will be available until 6 p.m. ET on Thursday, May 8, 2003, at (888) 562-6284 (toll-free) or (402) 280-9996 (toll). This call is also being webcast and can be accessed at www.aviall.com or through www.vcall.com. The event will be archived and available for replay through August 1, 2003.

                                      # # #

FORWARD-LOOKING STATEMENTS

         The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business and general aviation, the business activities of the Company's customers and suppliers and developments in information and communications technology. The forward-looking statements speak only as of the date of this release and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

ABOUT AVIALL, INC.

         Aviall, Inc. (NYSE: AVL) is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world's largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for 200 manufacturers and stocks approximately 34,000 line items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and enables commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.


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                                  AVIALL, INC.


                        CONSOLIDATED STATEMENTS OF INCOME
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                              THREE MONTHS ENDED MARCH 31,
                                                                           ----------------------------------
                                                                                2003                2002
                                                                           --------------      --------------

Net sales                                                                  $      251,490             167,603
Cost of sales                                                                     209,150             130,511
                                                                           --------------      --------------
Gross profit                                                                       42,340              37,092
   Selling and administrative expenses                                             25,243              24,082
                                                                           --------------      --------------
Operating income                                                                   17,097              13,010
   Interest expense                                                                 5,863               5,590
                                                                           --------------      --------------
Earnings before income taxes                                                       11,234               7,420
Provision for income taxes (a)                                                      4,064               2,894
                                                                           --------------      --------------
Net earnings                                                                        7,170               4,526
Less deemed dividend from beneficial conversion feature                                --             (20,533)
Less preferred stock dividends                                                     (1,109)             (1,015)
                                                                           --------------      --------------
Net earnings (loss) applicable to common shares                            $        6,061             (17,022)
                                                                           ==============      ==============

Basic net earnings (loss) per share (b)                                    $         0.22               (0.93)
Weighted average common shares                                                 19,385,713          18,383,036
                                                                           --------------      --------------

Diluted net earnings (loss) per share (b)                                  $         0.22               (0.93)
                                                                           --------------      --------------
Weighted average common and potentially
   dilutive common shares                                                      29,113,963          23,458,085
                                                                           ==============      ==============

(a) Due to the Company's large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.2 million for the three months ended March 31, 2003.

(b) Diluted net earnings (loss) per share were antidilutive in 2003 and 2002. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share.


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                                  AVIALL, INC.


                         SELECTED BALANCE SHEET ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                                             MARCH 31,           December 31,
                                                                                2003                2002
                                                                           --------------      --------------
Cash                                                                       $        4,302               4,997
Receivables                                                                $      101,677              95,222
Inventories                                                                $      327,069             348,027
Deferred tax asset                                                         $       56,032              60,279
Accounts payable                                                           $       93,669             114,263
Debt                                                                       $      219,854             221,407
Convertible redeemable preferred stock                                     $       45,478              44,370
Shareholders' equity                                                       $      234,821             228,602

                               SEGMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS ENDED MARCH 31,
                                                                           ----------------------------------
                   Net Sales                                                    2003                2002
                                                                           --------------      --------------
Aviall Services                                                            $      244,477             161,026
ILS                                                                                 7,013               6,577
                                                                           --------------      --------------
         TOTAL NET SALES                                                   $      251,490             167,603
                                                                           ==============      ==============

                     Profit

Aviall Services                                                            $       17,108              13,807
ILS                                                                                 2,368               2,208
                                                                           --------------      --------------
         REPORTABLE SEGMENT PROFIT                                                 19,476              16,015
Corporate                                                                          (2,379)             (3,005)
Interest expense                                                                   (5,863)             (5,590)
                                                                           --------------      --------------
Earnings before income taxes                                               $       11,234               7,420
                                                                           ==============      ==============

                          DEPRECIATION AND AMORTIZATION
                             (DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS ENDED MARCH 31,
                                                                           ----------------------------------
                                                                                2003                2002
                                                                           --------------      --------------
Depreciation                                                               $        1,880               2,189
Amortization                                                                        1,569               1,263
Debt issue cost                                                                     1,175                 649
                                                                           --------------      --------------
                                                                           $        4,624               4,101
                                                                           ==============      ==============